Exhibit 10.37

August 29, 2006

Ms. Michelle D. Bergman
192 White Oak Ridge Rd.
Short Hills, NJ 07078

Dear Michelle:

This letter will confirm the continuing terms of employment between you and Duane Reade Inc. (the “Company”), effective December 13, 2005.

Your new title will be Senior Vice President and General Counsel, reporting directly to me. You will be based at our headquarters office located at 440 9th Avenue, New York, NY. Your salary will be $350,000 ($13,461.53 paid bi-weekly). Future salary increases will be based on demonstrated job performance in accordance with Company policy and practice. You will receive a minimum bonus of $150,000 for fiscal year 2006, subject to your attainment of mutually agreed upon objectives.

You will continue to be eligible to participate in the Company’s executive benefit program, subject to the terms of eligibility for the individual benefit plans. You will receive three (3) weeks of paid vacation each calendar year subject to the restrictions of your job requirements. Please be aware that the Company’s vacation policy does not allow carryover from year to year. Therefore, if the three weeks are not taken they are forfeited each year.

As an executive of the Company, you will continue to be eligible to participate in the Company’s performance incentive plan at a target of one hundred percent (100%) of your annual salary. The program is based on the attainment of company performance towards EBITDA targets and your individual performance toward goals mutually set between you and your immediate manager. Actual incentive payments will be paid yearly, usually at the end of the first quarter of each year, after Board approval. As with other executive benefits programs, eligibility and participation are subject to the specific provisions of the plan.

You will continue to participate in the employee stock option plan. Subject to the terms and conditions of that plan, you will receive an additional grant of 6,100 options to purchase Company Stock at a par value of One hundred dollars ($100.00) per share, bringing your total options to 8,500. Under the current plan provisions, the shares vest at a rate of (20%) per year of service with the Company, and your initial vesting date is July 30, 2004. They will be 100% vested at the end of five (5) consecutive years of employment (i.e. July 30, 2009). Nothing in this paragraph shall act as a guarantee of any specific value of the options or the Company’s stock, other than as described in the plan relating to such options.

Your employment with the Company will be “at will”, meaning that either you or the Company are entitled to terminate your employment at any time for any reason, or no reason, with or without cause. Except as set forth in the following sentence, in the event the Company terminates your employment other than for “cause” (as defined) you will be paid severance equal to one year salary at your then current salary payable in bi-weekly installments. For purposes of this Agreement “cause” shall mean termination for: (1) a repeated refusal to comply with a lawful directive of the Chief Executive Officer; (2) serious misconduct, dishonesty or disloyalty directly related to the performance of duties for the Company, which results from a willful act or omission and which is materially injurious to the operations, financial condition or business reputation of the Company or any significant subsidiary thereof; (3) being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding that may have an adverse impact on the Company’s reputation and standing in the community; (4) willful and continued failure to substantially perform your duties under this Agreement; or (5) any other material breach of the

Agreement. In the event of termination for cause, you will be entitled to any unpaid salary through the date of termination, plus any earned and accrued unused vacation pay or deferred compensation payments. You will not be entitled to any other compensation from the Company, including without limitation, severance pay.

You will be reimbursed for all normal business expenses in accordance with Company policy.

This letter is intended to memorialize the offer of employment provided by the Company and if these terms are acceptable to you, to create an at-will employment relationship under these terms. This letter supersedes and replaces any and all previous agreements between you and the Company regarding your employment with the Company. Nothing in this letter is intended or shall have the effect of modifying or amending the terms, conditions, or requirements of any benefit plan, retirement plan or welfare plan or arrangement offered by the Company. During your employment, you will remain subject to, and be required to abide by, all terms, conditions and requirements of the policies and practices dictated by the Company for executive employees.

Sincerely,
/s/ Richard W. Dreiling
Richard W. Dreiling
/s/ Michelle D. Bergman
Michelle D. Bergman